Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Filton
	Chief Financial Officer	June 4, 2012
610-768-3300

UNIVERSAL HEALTH SERVICES, INC. TO ACQUIRE

ASCEND HEALTH CORPORATION

KING OF PRUSSIA, Pa. – Universal Health Services, Inc. (NYSE: UHS) (“UHS”) announced today that they have reached a definitive agreement whereby UHS will acquire Ascend Health Corporation (“Ascend”) for $500 million in cash. Including the assumption of $17 million in Ascend net debt, the total transaction consideration is approximately $517 million.

UHS’s acquisition of Ascend is a strategic transaction that enhances our industry-leading presence in the behavioral health care services sector. Ascend is the largest private psychiatric hospital provider with 9 owned or leased freestanding psychiatric inpatient facilities located in 5 states including Texas, Arizona, Utah, Oregon and Washington.

“We are thrilled to add Ascend’s high quality assets to our strong portfolio of behavioral health facilities. We expect this acquisition to be immediately accretive to earnings and provide organic growth and expansion opportunities” said Alan B. Miller, Chief Executive Officer and Chairman of the Board of UHS. We expect to complete the transaction in the fourth quarter of 2012, subject to customary closing conditions, including regulatory approvals and clearance under the Hart-Scott-Rodino Act.

“Ascend and UHS have always shared a common set of principals and a commitment to the highest quality of care. We believe that combining with UHS represents an outstanding opportunity for our Company and will greatly benefit our patients and staff,” said Richard Kresch, M.D., President and Chief Executive Officer of Ascend.

J.P. Morgan Securities LLC is acting as financial advisor to UHS. Cravath, Swaine & Moore LLP is acting as legal advisor to UHS. Goldman, Sachs & Co. is acting as financial advisor to Ascend. Cahill Gordon & Reindel LLP is acting as legal advisor to Ascend.

Universal Health Services, Inc. (“UHS”) is one of the nation’s largest hospital companies, operating acute care and behavioral health hospitals and ambulatory centers nationwide and in Puerto Rico and the U.S. Virgin Islands. It acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust (NYSE:UHT). For additional information on the Company, visit our website: http://www.uhsinc.com.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those disclosed herein, those related to healthcare industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth in Item 1A-Risk Factors and in Item 7-Forward-Looking Statements and Risk Factors in our Form 10-K for the year ended December 31, 2011 and in Item 2-Forward Looking Statements and Risk Factors in our Form 10-Q for the quarterly period ended March 31, 2012), may cause the results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine our future results are beyond our capability to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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